EXHIBIT 99.1

GLOBAL EPOINT REPORTS FOURTH-QUARTER, YEAR-END RESULTS

Record Manufacturing Revenues Support Increased Investment in Digital Technology Development

City of Industry, Calif.—April 5, 2004—Global ePoint, Inc. (Company) (Nasdaq: GEPT) reported financial results for the fourth quarter and 12-month periods ended December 31, 2003, including record-level sales for the quarter and year.

Total net sales for the quarter rose to a record $13.1 million, compared to $2.5 million in fourth-quarter 2002, due primarily to new contract-manufacturing sales of personal computers for the retail market in Latin America through Avatar Technology Inc., a related party to the Company, and ongoing sales of industrial computers for airport X-ray scanning systems. The Company’s contract manufacturing division continued profitable operations in the fourth-quarter and generated record net income of approximately $757,000 versus $344,000 in the year ago fourth quarter.

The record revenues and income from the contract manufacturing division supported an increased investment in the fourth quarter of $696,000 in the Company’s digital technology division, compared to $72,000 in fourth quarter 2002. This division has not generated any material revenues to date. As a result, overall net income for the Company for the fourth quarter was $135,000, compared to $272,000 in fourth-quarter 2002.

Twelve-month sales totaled $21.4 million, compared to $9.2 million for 2002, due primarily to the record fourth quarter sales. The contract manufacturing division contributed net income of approximately $1.6 million in 2003 versus net income of approximately $870,000 in 2002. The record revenues and income from the contract manufacturing division supported an increased investment for the year of $2.2 million in the Company’s digital technology division, compared to $72,000 in 2002. For most of 2003, digital video activities consisted primarily of research and development and initial marketing and production start-up for a new digital video surveillance system for law enforcement. As a result, Global reported a combined total net loss of $423,000 in 2003, compared to net income of $796,000 in 2002.

In August 2003, the Company completed a merger with McDigit, Inc. McDigit’s subsidiaries were engaged in ongoing contract manufacturing and digital video technology development, which then became Global’s two business divisions. Since the merger was treated as a reverse acquisition, for purposes of reporting, all pre-merger presentations of the Company’s financial statements are those of McDigit and its subsidiaries, and all post-merger presentations of the Company’s results of operations are those of McDigit and its subsidiaries plus post-merger Global operations after the merger date.

Toresa Lou, Global ePoint chief executive officer, commented: “We are pleased with sales growth for the fourth quarter and year, and the progress the Company made with its growth strategy. For contract manufacturing, we feel the existing infrastructure and relationships offer attractive opportunities for further sales growth through new products and entry into new market verticals, including foreign markets. We also see the potential to acquire additional sourcing and distribution capability, which are expected to help accelerate sales growth and create incremental cost efficiencies for the division.

“In addition to potential growth from contract manufacturing, we feel the opportunities in the various digital video market verticals also offer exciting growth potential,” Lou continued. “We continued to build our digital video technology division by redirecting assets and investing in new resources to strengthen our technology and product development capabilities.

“More specifically, the reason for our strategic commitment to, and continuing investment in, higher R&D capabilities and stronger product development and marketing for our digital video division, is that there are attractive opportunities for Global in the fast-growing markets for secure network, digital video compression technology and other digital video applications,” Lou added. “With real-time digital video streaming requirements constantly rising, we feel that secure data networks and advanced compression technology are the keys to successful product development and winning market share.

“Therefore, we are aggressively pursuing opportunities to develop, or obtain, advanced digital video technology and applications and access to a larger and broader customer base via strategic partnerships, or mergers and acquisitions, with the objective of bringing better solutions to the market and, thereby, speeding up product development and sales growth,” Lou added. “With the strengths of both of our contract manufacturing and digital video technology divisions, we expect to be announcing further steps in our overall strategy to reach these competitive goals.”

About Global ePoint:

The Company is a provider of computers, computing solutions, and digital video, audio and data transmission and recording products. The primary areas of our business are operated from two divisions: our contract manufacturing division and our digital technology division. Our contract manufacturing division manufactures customized computing systems for industrial, business and consumer markets, with the capability of specialized, custom-manufacture of other electronic products and systems. Our digital technology division designs and markets digital video surveillance systems for law enforcement, military, and government (homeland security) markets. Global’s growth strategy includes developing new compression technologies and next-generation digital video systems and servers for a wide range of new markets and applications. For more information go to www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations, estimates and projections, management’s beliefs and numerous assumptions, all of which are subject to change. These forward-looking statements are not guarantees of future results and are subject to numerous risks and uncertainties. Our actual results could differ materially and adversely from those expressed in any forward-looking statement. For example, we have not to date realized any material revenues from our digital video division and there can be no assurance that the division will be able to achieve revenues in the future. The forward-looking statements in this release and presentation speak only as of the date of this release. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. These and other risk factors are detailed in our periodic filings with the Securities and Exchange Commission.

[Financial data next page]

Global ePoint, Inc. and Subsidiaries

Selected Financial Information

For The Three Months and Twelve Months Ended December 31, 2003

(Unaudited)

	Three Months			Twelve Months
	2003		2002	2003		2002
Net Sales	$13,137,000		$2,466,000	$21,393,000		$9,235,000
Net Income (Loss)	$135,000	(A)	$272,000	$(423,000	)(A)	$796,000
Earnings (Loss) Per Share	$.01		$.05	$(.05)		$.13
Weighted Average Shares	10,782,000	(B)	5,921,000	7,848,000	(B)	5,921,000

(A)	Included in net income (loss) for the three and twelve months ended December 31, 2003 were approximately $696,000 and $2,185,000, respectively, in marketing, development and related costs and expenses associated with the Company’s start-up activities for its digital video technology division.
(B)	Included in weighted average shares for the three and twelve months ended December 31, 2003 were the effects of the issuance of additional shares of stock issued upon completion of the Merger on August 8, 2003